Exhibit 99.1
Investor and Media Contact: Jaime Buell
Investor Relations Manager
704.940.2929
jbuell@cogdell.com
FOR IMMEDIATE RELEASE
Thursday, May 5, 2011
COGDELL SPENCER ANNOUNCES FIRST QUARTER 2011 RESULTS
Recent Highlights
•	Increased portfolio occupancy to 91%
•	Acquired building with a new strategic joint venture partner
•	Entered into a new development agreement for $27.8 million
•	Executed five design-build contracts totaling $45.2 million (including $24.4 million with new development)
Charlotte, N.C. (May 5, 2011) – Cogdell Spencer Inc. (the “Company” or “we”) (NYSE:CSA), healthcare’s preferred real estate partner, is a real estate investment trust (“REIT”) focused on planning, owning, developing, constructing, and managing medical facilities. Through strategically managed, customized facilities, we help our clients deliver superior healthcare.
Recent highlights will be covered in detail on our First Quarter 2011 Earnings Call and Webcast. We encourage participants to access the webcast for our slide show presentation.
Conference Call and Webcast
The webcast is accessible live via the Internet at www.cogdell.com through the “First Quarter 2011 Earnings Call” link on the Investor Relations homepage. In addition to webcast access, you may attend the First Quarter 2011 Earnings Call on Friday, May 6, 2011 at 10:00 a.m. Eastern Time (ET) via teleconference. The number to call is (877) 317-6789 (domestic) or +1 (412) 317-6789 (international). A conference identification number is not required.
An audio playback will be available until June 6, 2011 at 9:00 a.m. ET. To access the playback, please dial (877) 344-7529 (domestic) or +1 (412) 317-0088 (international) and enter the passcode: 449616. The replay can also be accessed for one year via the Internet at www.cogdell.com through the “First Quarter 2011 Earnings Call” link on the Investor Relations page, under Press Releases and News and Audio Archives.

First Quarter 2011 Financial Results
Results for the three months ended March 31, 2011
The Company’s financial results for the three months ended March 31, 2011, and a comparison to our prior year results, are as follows (in thousands, except per share and operating partnership unit data):

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Funds from Operations Modified (“FFOM”)	$3,574	$11,149
Funds from Operations (“FFO”)	3,343	10,776
Net income (loss) attributable to Cogdell Spencer Inc. common shareholders	(3,130)	3,286

Per share and operating partnership unit data:
FFOM	$0.06	$0.22
FFO	0.06	0.21
Net income (loss) attributable to Cogdell Spencer Inc. common shareholders	(0.06)	0.08
FFOM adds back to traditionally defined FFO non-cash amortization of non-real estate related intangible assets associated with purchase accounting. A reconciliation of net income (loss) to FFOM and FFO for the three months ended March 31, 2011 and 2010 is set forth in the tables attached to this press release.
As of March 31, 2011, we owned and/or managed 114 medical office buildings and healthcare related facilities, totaling 5.9 million net rentable square feet. Our portfolio is comprised of the following:
•	65 consolidated wholly-owned and joint venture properties, comprising a total of approximately 3.6 million net rentable square feet, 91.0% leased;
•
One wholly-owned property in the lease-up phase, comprising approximately 0.1 million net rentable square feet, 75% leased and income producing with the remaining 25% leased and under construction for a third quarter 2011 scheduled date of occupancy;

•	One consolidated joint venture acquisition property in the lease-up phase, comprising approximately 0.1 million net rentable square feet, 76.1% leased;
•	Three unconsolidated joint venture properties comprising a total of approximately 0.2 million net rentable square feet; and
•	44 properties managed for third party clients comprising a total of approximately 2.0 million net rentable square feet.
Property Acquisition
In January 2011, we acquired St. Elizabeth Florence Medical Office Building, located in Florence, Kentucky, for $6.2 million. The building is located on the campus of St. Elizabeth Florence Hospital and is connected to the hospital by a covered walkway. As of March 31, 2011, the building was 76.1% leased. We own 95% of the new strategic joint venture that acquired the building. The acquisition was funded using cash and borrowing on our revolving credit facility.

New Development
In 2011, we began construction on a new project located in Duluth, Minnesota. The project is an approximately 176,000 square foot medical office building and parking structure and is 100% owned by us. The estimated $27.8 million medical office building ($24.4 million inter-company design-build contract) will be located on the campus of St. Luke’s Hospital and the hospital will serve as the anchor tenant. The medical office building is 100% pre-leased and construction is expected to be completed in the third quarter of 2012. We obtained construction financing with a maximum principal balance of $19.0 million and an interest rate of LIBOR plus 3.25%, with a minimum interest rate of 5.5%. Monthly payments are interest only during the construction period and after construction completion, the monthly payments will be principal and interest based on a 22.5 year amortization. The mortgage note payable matures in September 2016.
Design-Build Contracts
During the first quarter of 2011, we signed two new third party design-build contracts totaling $9.2 million and three inter-company design-build contracts totaling $36.2 million.
Capital Transactions
In January 2011, we issued 340,000 shares of Series A 8.500% cumulative redeemable perpetual preferred stock pursuant to the exercise of the overallotment option granted to our underwriters. The net proceeds were approximately $8.2 million.
In March 2011, we amended and restated our revolving credit facility and it now matures in March 2014 with a one-year extension option. The amended and restated revolving credit facility increases the maximum amounts that may be borrowed from $150 million to $200 million and provides the option to increase the aggregate commitments to $350 million. Borrowings under the amended and restated revolving credit facility bear interest at LIBOR plus a margin, ranging from 2.75% to 3.50%, based on a total leverage ratio.
In April 2011, we refinanced a $5.1 million mortgage note payable on the English Road Medical Center property. The principal balance was unchanged and the note matures in April 2016. The interest rate decreased from 6.0% to 5.0% and with monthly principal and interest payments based approximately on a 25-year amortization.
Dividend
On March 11, 2011, we announced our Board of Directors declared a quarterly dividend of $0.10 per share and operating partnership unit that was paid in cash on April 20, 2011 to holders of record on March 25, 2011. The dividend covered the first quarter of 2011.
On May 4, 2011, we announced that our Board of Directors declared a quarterly dividend of $0.53125 per share on our Series A cumulative redeemable perpetual preferred shares for the period March 1, 2011 to May 31, 2011. The dividend will be paid on June 1, 2011, to holders of record on May 18, 2011.

Outlook
We are revising our annual FFOM guidance to be in the range of $0.30 to $0.37 per share and operating partnership unit for the year ending December 31, 2011. Our previous guidance assumed approximately $0.03 per share and operating partnership unit capitalized income tax for on-balance sheet developments, thereby reducing intercompany profit elimination. Because we expect to continue to record a full deferred tax asset valuation allowance related to the Design-Build and Development business segment, we do not expect to incur income tax expense which would otherwise be capitalized for on-balance sheet developments in accordance with Generally Accepted Accounting Principles. This revision is a non-cash item and does not affect net cash provided by operating activities. Our guidance assumes the following: (i) acquisitions of $6.2 million to $25.0 million; (ii) no dispositions; (iii) developments of $40.0 million to $60.0 million; (iv) third party design-build revenue of $90.0 million to $120.0 million; (v) design-build gross margins of 13.0% to 17.0%; and (vi) corporate general and administrative expenses of $9.5 million to $10.5 million. Our guidance excludes any additional capital transaction or impairments.
A reconciliation of the range of projected net income (loss) to projected FFO and FFOM for the year ending December 31, 2011 is set forth below:

	Guidance Range for the
	Year Ending December 31, 2011
(In thousands, except per share and unit data)	Low		High
Net income (loss)	$(2,500)	—	$500
Plus real estate related depreciation and amortization	28,500	—	30,000
Less noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	(2,500)	—	(2,500)
Less dividends on preferred stock	(6,300)		(6,300)

Funds from Operations (FFO)	17,200	—	21,700
Plus amortization of intangibles related to purchase accounting, net of income tax benefit	500	—	500

Funds from Operations Modified (FFOM)	$17,700	—	$22,200

FFO per share and unit — diluted	$0.29	—	$0.36
FFOM per share and unit — diluted	$0.30	—	$0.37

Weighted average shares and units outstanding — basic and diluted	59,500	—	59,500
Supplemental operating and financial data are available in the Investor Relations section of our Web site at www.cogdell.com.
FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFOM adds back to traditionally defined FFO non-cash amortization of non-real estate related intangible assets associated with purchase accounting. We present FFO and FFOM because we consider them important supplemental measures of operational performance. We believe FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We believe that FFOM allows securities analysts, investors and other interested parties to evaluate current period results to results prior to the acquisition of MEA Holdings, Inc. FFO and FFOM are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and FFOM excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide performance measures that, when compared year over year, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing a perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO and FFOM utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. We adjust the NAREIT definition to add back noncontrolling interests in consolidated real estate partnerships before real estate related depreciation and amortization and deduct dividends on preferred stock. Further, FFO and FFOM do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and FFOM should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our performance, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. A reconciliation from GAAP net loss to FFO and FFOM is included as an attachment to this press release.
About Cogdell Spencer Inc.
Charlotte-based Cogdell Spencer Inc. (NYSE:CSA), healthcare’s preferred real estate partner, is a REIT focused on planning, owning, developing, constructing, and managing medical facilities. Through strategically managed, customized facilities, we help our clients deliver superior healthcare. Learn more about Cogdell Spencer Inc. and its subsidiaries at www.cogdell.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect our views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause actual results to differ materially. Factors that may contribute to these differences include, but are not limited to the following: our business strategy; our ability to comply with financial covenants in our debt instruments; our access to capital; our ability to obtain future financing arrangements, including refinancing existing arrangements; estimates relating to our future distributions; our understanding of our competition; our ability to renew our ground leases; legislative and regulatory changes (including changes to laws governing the taxation of REITs and individuals); increases in costs of borrowing as a result of changes in interest rates and other factors; our ability to maintain our qualification as a REIT due to economic, market, legal, tax, or other considerations; changes in the reimbursement available to our tenants by government or private payors; our tenants’ ability to make rent payments; defaults by tenants and customers; customers’ access to financing; delays in project starts and cancellations by customers; our ability to convert design-build project opportunities into new engagements for us; market trends; and projected capital expenditures. For a further list and description of such risks and uncertainties, see our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cogdell Spencer Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	March 31, 2011	December 31, 2010
Assets
Real estate properties:
Operating real estate properties	$641,712	$634,291
Less: Accumulated depreciation	(125,610)	(119,141)

Total operating real estate properties, net	516,102	515,150
Construction in progress	29,985	22,243

Total real estate properties, net	546,087	537,393
Cash and cash equivalents	17,235	12,203
Restricted cash	6,784	6,794
Tenant and accounts receivable, net	10,247	11,383
Goodwill	22,882	22,882
Intangible assets, net	18,418	18,601
Other assets	28,162	23,684

Total assets	$649,815	$632,940

Liabilities and Equity
Mortgage notes payable	$319,419	$317,303
Revolving credit facility	55,000	45,000
Accounts payable	11,628	11,368
Billings in excess of costs and estimated earnings on uncompleted contracts	2,314	1,930
Other liabilities	43,558	39,819

Total liabilities	431,919	415,420
Commitments and contingencies
Equity:
Cogdell Spencer Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 50,000 shares authorized: 8.5000% Series A Cumulative Redeemable Perpetual Preferred Shares (liquidation preference $25.00 per share), 2,940 and 2,600 shares issued and outstanding in 2011 and 2010, respectively	73,500	65,000
Common stock, $0.01 par value, 200,000 shares authorized, 51,042 and 50,870 shares issued and outstanding in 2011 and 2010, respectively	510	509
Additional paid-in capital	418,374	417,960
Accumulated other comprehensive loss	(2,712)	(3,339)
Accumulated deficit	(295,981)	(287,798)

Total Cogdell Spencer Inc. stockholders’ equity	193,691	192,332
Noncontrolling interests:
Real estate partnerships	6,772	6,452
Operating partnership	17,433	18,736

Total noncontrolling interests	24,205	25,188

Total equity	217,896	217,520

Total liabilities and equity	$649,815	$632,940

Cogdell Spencer Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Revenues:
Rental revenue	$23,054	$21,245
Design-Build contract revenue and other sales	15,241	35,436
Property management and other fees	775	818
Development management and other income	74	103

Total revenues	39,144	57,602

Expenses:
Property operating and management	9,287	8,198
Design-Build contracts and development management	13,013	24,619
Selling, general, and administrative	6,208	5,820
Depreciation and amortization	7,830	8,085

Total expenses	36,338	46,722

Income (loss) from continuing operations before other income (expense) and income tax expense	2,806	10,880
Other income (expense):
Interest and other income	178	160
Interest expense	(4,850)	(5,089)
Debt extinguishment and interest rate derivative expense	—	(15)
Equity in earnings of unconsolidated real estate partnerships	8	3

Total other income (expense)	(4,664)	(4,941)

Income (loss) from continuing operations before income tax expense	(1,858)	5,939
Income tax expense	(18)	(1,726)

Income (loss) from continuing operations	(1,876)	4,213
Loss from discontinued operations	—	(18)

Net income (loss)	(1,876)	4,195

Net income attributable to the noncontrolling interests in real estate partnerships	(200)	(311)
Net loss (income) attributable to the noncontrolling interests in operating partnership	508	(598)
Dividends on preferred stock	(1,562)	—

Net income (loss) attributable to Cogdell Spencer Inc. common shareholders	$(3,130)	$3,286

Per share data — basic and diluted
Income (loss) from continuing operations attributable to Cogdell Spencer Inc. common shareholders	$(0.06)	$0.08
Loss from discontinued operations attributable to Cogdell Spencer Inc. common shareholders	—	—

Net income (loss) per common share available to Cogdell Spencer Inc. common shareholders	$(0.06)	$0.08

Weighted average common shares — basic and diluted	51,009	42,768

Net income (loss) attributable to Cogdell Spencer Inc. common shareholders:
Continuing operations, net of tax	$(3,130)	$3,301
Discontinued operations	—	(15)

Net income (loss) attributable to Cogdell Spencer Inc. common shareholders	$(3,130)	$3,286

Cogdell Spencer Inc.
Business Segment Reporting
(In thousands)
(unaudited)

		Design-Build
	Property	and	Intersegment	Unallocated
Three months ended March 31, 2011:	Operations	Development	Eliminations	and Other	Total

Revenues:
Rental revenue	$23,054	$—	$—	$—	$23,054
Design-Build contract revenue and other sales	—	23,784	(8,543)	—	15,241
Property management and other fees	775	—	—	—	775
Development management and other income	—	879	(805)	—	74

Total revenues	23,829	24,663	(9,348)	—	39,144

Certain operating expenses:
Property operating and management	9,287	—	—	—	9,287
Design-Build contracts and development management	—	21,488	(8,475)	—	13,013
Selling, general, and administrative	—	3,776	—	—	3,776

Total certain operating expenses	9,287	25,264	(8,475)	—	26,076

	14,542	(601)	(873)	—	13,068
Interest and other income	164	8	—	6	178
Corporate general and administrative expenses	—	—	—	(2,432)	(2,432)
Interest expense	—	—	—	(4,850)	(4,850)
Income tax expense applicable to funds from operations modified	—	—	—	(18)	(18)
Non-real estate related depreciation and amortization	—	(278)	—	(44)	(322)
Earnings from unconsolidated real estate partnerships, before real estate related depreciation and amortization	10	—	—	—	10
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	(498)	—	—	—	(498)
Dividends on preferred stock	—	—	—	(1,562)	(1,562)

Funds from operations modified (FFOM)	14,218	(871)	(873)	(8,900)	3,574

Amortization of intangibles related to purchase accounting, net of income tax benefit	(42)	(189)	—	—	(231)

Funds from operations (FFO)	14,176	(1,060)	(873)	(8,900)	3,343

Real estate related depreciation and amortization	(7,279)	—	—	—	(7,279)
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	498	—	—	—	498
Dividends on preferred stock	—	—	—	1,562	1,562

Net income (loss)	$7,395	$(1,060)	$(873)	$(7,338)	$(1,876)

Cogdell Spencer Inc.
Reconciliation of Net Income (Loss) to Funds from Operations Modified (FFOM) (1)
(In thousands, except per share and unit amounts)
(unaudited)

	For the Three Months Ended
	March 31, 2011	March 31, 2010

Net income (loss)	$(1,876)	$4,195
Add:
Real estate related depreciation and amortization:
Wholly-owned and consolidated properties	7,277	7,194
Unconsolidated real estate partnerships	2	3
Less:
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	(498)	(616)
Dividends on preferred stock	(1,562)	—

Funds from Operations (FFO) (1)	3,343	10,776
Amortization of intangibles related to purchase accounting, net of income tax benefit	231	373

Funds from Operations Modified (FFOM) (1)	$3,574	$11,149

FFO per share and unit — basic and diluted	$0.06	$0.21
FFOM per share and unit — basic and diluted	$0.06	$0.22

Weighted average shares and units outstanding — basic and diluted	58,438	50,559

(1)
FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFOM adds back to traditionally defined FFO non-cash amortization of non-real estate related intangible assets associated with purchase accounting. We present FFO and FFOM because we consider them important supplemental measures of operational performance. We believe FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We believe that FFOM allows securities analysts, investors and other interested parties to evaluate current period results to results prior to the acquisition of MEA Holdings, Inc. FFO and FFOM are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and FFOM excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide performance measures that, when compared year over year, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing a perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO and FFOM utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. We adjust the NAREIT definition to add back noncontrolling interests in consolidated real estate partnerships before real estate related depreciation and amortization and deduct dividends on preferred stock. Further, FFO and FFOM do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and FFOM should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our performance, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

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